Exhibit 99.1

Inergy Reports Record Annual Earnings

***********

Management Conference Call Scheduled for 10:00 a.m. CST Today

Kansas City, MO (December 2, 2005) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and fiscal year ended September 30, 2005.

Inergy, L.P.

Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $130.2 million for the year ended September 30, 2005, including a $19.4 million non-cash gain associated with derivative contracts further discussed below. Adjusted EBITDA, which excludes this $19.4 million non-cash gain, was $110.8 million, an increase of $68.0 million, or 159%, from $42.8 million in 2004. The $19.4 million non-cash gain is the result of mark-to-market gains on propane purchase contracts associated with fixed-price propane sale contracts to retail customers. The effect of this $19.4 million non-cash gain will reverse over the next two quarters as the physical gallons are delivered to retail customers. Net income for the year ended September 30, 2005, was $38.6 million or $0.96 per diluted limited partner unit. Excluding both the $19.4 million non-cash gain referenced above and the first quarter $7.0 million net charge to earnings associated with the early retirement of debt, net income in 2005 was $26.2 million, or $0.57 per diluted limited partner unit. In 2004 Inergy incurred a net loss of $(4.6) million or $(0.26) per diluted limited partner unit. Excluding the $18.2 million net charge to earnings associated with the early retirement of debt, net income in 2004 was $13.6 million or $0.54 per diluted limited partner unit.

Distributable cash flow per unit on a fully distributed basis increased 32% to $2.00 per diluted limited partner unit in 2005 from $1.52 per diluted limited partner unit in 2004. Distributable cash flow was $74.8 million in fiscal 2005 compared to $35.0 million in fiscal 2004.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.52 per unit ($2.08 annually) for the quarter ended September 30, 2005. This represents a 22.4% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 14, 2005.

For fiscal 2005, Inergy closed seven acquisitions including the Star Gas Propane operations and the Stagecoach natural gas facility located in Tioga County, NY. All of the acquisitions are expected to be accretive on a distributable cash flow per unit basis.

“Once again, thanks to the commitment of our dedicated employees, Inergy has delivered outstanding financial results,” said John Sherman, President and CEO of Inergy. “Fiscal 2005 has been a transformational year for our company. We doubled the size of our business, strategically expanded our geographic footprint, improved the overall quality of our cash flows, and achieved all of our primary financial performance objectives. As we begin a new year, we are very enthusiastic about the continued execution of our growth strategy on behalf of our unitholders.”

Inergy also reiterates its previously announced earnings guidance for the full fiscal year ended September 30, 2006. Below is a table reconciling Adjusted EBITDA to net income:

Forecast Range ($ in millions) Fiscal Year Ended September 30, 2006
Net income(a)	$23	$31
Interest expense(a) (b)	52	52
Depreciation and amortization(a)	74	74
Income taxes(a)	1	1

EBITDA(a)	$150	$158

Realization of cash from 2005 non-cash derivatives gain	19	19

Adjusted EBITDA	$169	$177

Maintenance capital expenditures	$9	$8

(a)	Estimates exclude any one-time or non-recurring charges that may occur. Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(b)	Estimate includes approximately $2 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.

Fiscal Year End Results

EBITDA for the year ended September 30, 2005 increased over last year primarily as a result of acquisitions. Net income for the year ended September 30, 2005 increased as a result of the EBITDA increase offset by an increase in depreciation and amortization expense and an increase in interest expense, all increases a result of our acquisitions.

Retail propane gallon sales increased 126% to 318.4 million gallons in the year ended September 30, 2005, compared to 140.7 million gallons sold in 2004. The increased gallon sales are attributable to acquisitions partially offset by lesser sales volume primarily as a result of warmer weather and customer conservation.

Retail propane gross profit increased to $251.2 million in the year ended September 30, 2005 including the $19.4 million non-cash gain, as compared to $91.2 million in 2004. The increase in retail propane gross profit in these comparable periods is primarily due to acquisitions as well as an increase in gross margin per gallon. Gross profit from wholesale propane operations was $7.3 million in the year ended September 30, 2005, as compared to $5.8 million in 2004. The net increase in gross profit from wholesale propane operations is attributable to a slight increase in margin per gallon and increased gallon sales. Gross profit from other retail operations, primarily transportation, service, appliances and distillates, was $49.7 million in fiscal 2005 as compared to $14.7 million in the prior year, with the increase also a result of acquisitions.

Gross profit from midstream operations was $17.7 million in the year ended September 30, 2005, compared to $11.7 million in the prior year. The increase is related to the Stagecoach acquisition which closed on August 9, 2005, and increased processing and fractionation volumes at our West Coast operations.

For the year ended September 30, 2005, operating and administrative expenses were $197.1 million compared to $81.3 million in the same period of 2004. The increase in operating expenses is primarily the result of growth related to acquisitions.

Fourth Quarter Results

For the three months ended September 30, 2005, Inergy reported EBITDA of $22.9 million including the $19.4 million gain described above. Adjusted EBITDA, which excludes this $19.4 million gain, was $3.5 million as compared to the $(1.7) million loss reported in the fourth quarter of last year, an increase of $5.2 million. The improved results are attributable to the recent Stagecoach acquisition as well as improved results in our propane operations. For the three months ended September 30, 2005, Inergy reported a seasonal net loss of $(3.2) million, or $(0.18) per limited partner unit. Excluding the $19.4 million non-cash gain referenced above, net loss in the three months ended September 30, 2005 was $(22.6) million, or $(0.75) per limited partner unit. Net loss in the three months ended September 30, 2004 was $(9.6) million, or $(0.42) per limited partner unit. The retail propane acquisitions closed in fiscal 2005 served to increase this seasonal net loss reported primarily as a result of higher depreciation and amortization expense and increased interest expense, excluding the $19.4 million gain. Due to the seasonal nature of the propane industry, Inergy typically reports a net loss during the fourth quarter.

Retail propane gallon sales increased 109% to 48.7 million in the fourth quarter of fiscal 2005 from 23.3 million gallons sold in the same quarter last year. The increased gallon sales in the fourth quarter are attributable to acquisitions closed in fiscal 2005. Retail propane gross profit increased to $50.4 million in the quarter ended September 30, 2005 including the $19.4 million gain discussed above, from $12.4 million in the same quarter of the prior year due primarily to the increased sales volume in this seasonal quarter from acquisition related growth. Gross profit from wholesale propane operations was $2.0 million in the fourth quarter of fiscal 2005 an increase of $1.0 million from $1.0 million in 2004, primarily due to a slightly higher gross margin per gallon in this quarter. Gross profit from other retail operations including transportation, service, appliances and distillates was $13.8 million in the fourth quarter of fiscal 2005 as compared to $2.9 million in the 2004 period, the increase primarily due to acquisitions.

Gross profit from midstream operations was $7.9 million in the three months ended September 30, 2005, compared to $2.7 million in the same period of 2004. The increase is attributable to the Stagecoach acquisition as well as improved results in our West Coast operations.

Operating and administrative expenses were $51.0 million in the three months ended September 30, 2005, compared to $20.8 million in the same period of 2004. The increase in operating expenses is primarily the result of growth related to acquisitions closed in fiscal 2005.

In December 2004, Inergy repaid in full its 364-day credit facility and prior credit agreement with proceeds from the offering of common units and senior unsecured notes and borrowings under its new bank credit facility. The early retirement of this debt resulted in a net charge to earnings in the first quarter of fiscal 2005 of approximately $7.0 million related to the write-off of deferred financing costs associated with the debt. In January 2004, Inergy repaid in full its senior secured notes with proceeds from a common unit offering and borrowings under its bank credit facility. The early retirement of this debt resulted in a net charge to earnings in the second quarter of fiscal 2004 of approximately $18.2 million comprised of a make-whole premium paid to the lenders of $17.9 million and the write-off of $1.2 million in deferred financing costs associated with the debt partially offset by a gain of $0.9 million recognized on the termination of an interest rate swap agreement associated with the senior secured notes. Although these are reflected as charges to earnings, these net charges do not affect Inergy’s distributable cash flow.

Inergy Holdings, L.P.

Inergy Holdings, L.P. the owner of the general partners of Inergy, L.P. closed on its initial public offering of common units on June 24, 2005.

As discussed above, the $0.52 per limited partner unit distribution by Inergy, L.P. resulted in Inergy Holdings, L.P. receiving a total distribution of $6.1 million with respect to the fourth fiscal quarter of 2005. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.27 per limited partner unit or $1.08 on an annualized basis. The distribution was paid on November 14, 2005.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, December 2, 2005, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CST. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy LP. The live internet web-cast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 2545594.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for the Stagecoach facility, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Year Ended September 30, 2005 and 2004

(in thousands, except per unit data)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Year Ended September 30,
	2005	2004	2005	2004
Revenue:
Propane	$143,412	$85,415	$851,613	$431,202
Midstream & Other	61,229	16,716	198,523	51,294

	204,641	102,131	1,050,136	482,496

Cost of product sold (excluding depreciation and amortization as shown below)
Propane	91,039	72,068	593,148	334,231
Midstream & Other	39,494	11,043	131,075	24,822

Cost of product sold	130,533	83,111	724,223	359,053

Gross profit	74,108	19,020	325,913	123,443

Operating and administrative expenses	51,027	20,783	197,082	81,296
Depreciation and amortization	15,270	5,822	50,364	21,089

Operating income	7,811	(7,585)	78,467	21,058

Other income (expense):
Interest expense, net	(11,132)	(2,068)	(34,150)	(7,878)
Write-off of deferred financing costs (a)	—	—	(6,990)	(1,216)
Make whole premium charge (b)	—	—	—	(17,949)
Swap value received (c)	—	—	—	949
Gain/(loss) on sale of property, plant and equipment	(509)	(67)	(679)	(203)
Finance charges	329	114	1,817	704
Other	1	21	235	106

Income (loss) before income taxes	(3,500)	(9,585)	38,700	(4,429)

Income tax expense (benefit)	(295)	3	63	167

Net income (loss)	$(3,205)	$(9,588)	$38,637	$(4,596)

Net income (loss) allocable to:
Non-Managing General Partner Interest	$2,763	$242	$8,133	$1,182
Limited Partner Interest	(5,968)	(9,830)	30,504	(5,778)

	$(3,205)	$(9,588)	$38,637	$(4,596)

Net Income (Loss) Per Limited Partner Unit:
Basic	$(0.18)	$(0.42)	$0.98	$(0.26)
Diluted	$(0.18)	$(0.42)	$0.96	$(0.26)

(a)	Deferred financing costs that were being amortized were written off as a result of the early retirement of the debt with which they were associated.
(b)	Represents contractual premium paid to lenders upon early retirement of the senior secured notes in January 2004.
(c)	Gain upon termination of interest rate swap agreement associated with the senior secured notes that were retired in January 2004.

	(Unaudited) Three Months Ended September 30,		(Unaudited) Year Ended September 30,
	2005	2004	2005	2004
Supplemental Information:

Retail gallons sold	48,684	23,331	318,367	140,742

Outstanding Debt:
Working Capital Facility			$20,000	$26,403
Acquisition Facility			106,800	105,750
Senior Unsecured Notes			423,353	—
Other Debt			9,578	5,448

Total Debt			$559,731	$137,601

Total Partners’ Capital			$663,894	$252,043

EBITDA:
Net Income (loss)	$(3,205)	$(9,588)	$38,637	$(4,596)
Interest expense, net	11,132	2,068	34,150	7,878
Write-off of deferred financing costs (b)	—	—	6,990	1,216
Make-whole premium charge	—	—	—	17,949
Swap value received	—	—	—	(949)
Provision for income taxes	(295)	3	63	167
Depreciation and amortization	15,270	5,822	50,364	21,089

EBITDA (a)	22,902	(1,695)	130,204	$42,754
Non-cash gain on derivative contracts	19,410	—	19,410	—

Adjusted EBITDA	$3,492	$(1,695)	$110,794	$42,754

Distributable Cash Flow:
Adjusted EBITDA (a)	$3,492	$(1,695)	$110,794	$42,754
Cash interest expense (b)	(10,636)	(1,579)	(32,325)	(6,192)
Maintenance capital expenditures (c)	(1,051)	(486)	(3,648)	(1,368)
Provision for income taxes	295	(3)	(63)	(167)

Distributable cash flow (d)	$(7,900)	$(3,763)	$74,758	$35,027

Weighted Average Limited Partner Units Outstanding:

Basic	33,585	23,445	31,143	22,027
Diluted	33,585	23,445	31,853	22,027

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the $19.4 million non-cash gain on derivative contracts in 2005. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the year ended September 30, 2005 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Year Ended September 30, 2005 and 2004

(in thousands, except per unit data)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Year Ended September 30,
	2005	2004	2005	2004
Revenue:
Propane	$143,412	$85,415	$851,613	$431,202
Midstream & Other	61,229	16,716	198,523	51,294

	204,641	102,131	1,050,136	482,496

Cost of product sold (excluding depreciation and amortization as shown below)
Propane	91,039	72,068	593,148	334,231
Midstream & Other	39,494	11,043	131,075	24,822

Cost of product sold	130,533	83,111	724,223	359,053

Gross profit	74,108	19,020	325,913	123,443

Operating and administrative expenses	51,128	20,840	197,582	81,388
Depreciation and amortization	15,275	5,822	50,413	21,089

Operating income (loss)	7,705	(7,644)	77,918	20,966

Other income (expense):
Interest expense, net	(11,390)	(2,104)	(36,061)	(7,917)
Write-off of deferred financing costs	3	—	(7,585)	(1,216)
Make whole premium charge	—	—	—	(17,949)
Swap value received	—	—	—	949
Gain/(loss) on sale of property, plant and equipment	(509)	(67)	(679)	(203)
Finance charges	329	113	1,817	704
Other	5	17	251	117

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes, and interest of non-controlling partners in Inergy, L.P.’s net income (loss)	(3,857)	(9,685)	35,661	(4,549)

Gain on issuance of units in Inergy, L.P.	8,744	2,624	24,769	10,431
Provision for income taxes	(419)	(23)	(2,500)	(1,176)
Interest of non-controlling partners in Inergy, L.P.’s net income (loss)	5,711	8,205	(26,101)	4,827

Net income (loss)	$10,179	$1,121	$31,829	$9,533

Total limited partners’ interest in net income (loss)	$10,179	$1,121	$31,829	$9,533

Net Income (Loss) Per Limited Partner Unit:
Basic	$0.51	$0.09	$1.86	$0.76

Diluted	$0.50	$0.07	$1.85	$0.59

Weighted average limited partners’ units outstanding:
Basic	20,000	12,550	17,140	12,550

Diluted	20,169	16,090	17,186	16,090